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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549





                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      Date of Report   December 17, 2002


                        Commission file number 1-12753


                            FIDELITY BANCORP, INC.


              Delaware                             36-3915246
     (State of Incorporation)          (I.R.S. Employer Identification No.)


                  5455 W. Belmont, Chicago, Illinois,  60641
                  (Address of principal executive offices)

                                (773) 736-4414
                 (Registrant's telephone number, including area code)




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ITEM 5.    OTHER EVENT

           On December 17, 2002, Fidelity Bancorp, Inc. ("Fidelity") announced that it has agreed to be acquired by MAF Bancorp, Inc. ("MAF") in an all-stock transaction with a fixed exchange ratio. Based on the closing price of MAF's common stock on December 16, 2002, the transaction is valued at $101.4 million. Pursuant to an Agreement and Plan of Reorganization ("Merger Agreement") between the two companies, Fidelity will merge into MAF, with MAF to be the surviving corporation. As a result of the merger, each issued and outstanding share of Fidelity common stock will be converted into the right to receive 0.89 shares of MAF common stock. The transaction, which is subject to regulatory approvals and approval by a majority of the holders of Fidelity's common stock as well as other conditions, is structured to be tax-free to stockholders of Fidelity.

           Subject to the terms and conditions of the Merger Agreement, if, during a period prior to closing, (1) the average trading price of MAF common stock drops more than 17.5% compared to the closing price of MAF common stock next determined after the announcement of the transaction, and (2) such drop in MAF common stock trading price exceeds by more than 17.5 percentage points the change in value of a weighted-average index of financial institution holding company stocks over comparable periods, Fidelity may terminate the agreement. In the event the merger is not consummated under certain circumstances, Fidelity has agreed to pay MAF a termination fee of $4.5 million. MAF has agreed to pay Fidelity a termination fee of $1 million if Fidelity exercises rights to terminate under certain circumstances. A copy of the Merger Agreement is attached hereto as
           Exhibit 2.1 and is incorporated herein by reference.

           Prior to and in connection with the execution of the Merger Agreement, Fidelity entered into Amendment No. 1 to Rights Agreement, dated as of December 16, 2002, with Computershare Investor Services LLC. A copy of Amendment No. 1 to Rights Agreement is attached as Exhibit 4.1 and is incorporated herein by reference.

           Attached as Exhibit 99.1 is a copy of the joint press release relating to the merger, which is incorporated herein by reference.


                           FORWARD-LOOKING INFORMATION

           Statements contained in this Current Report on Form 8-K that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. Fidelity intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of either company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. Fidelity's ability to predict
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           results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. Fidelity undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of Fidelity and its subsidiaries following the merger include, but are not limited to, difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in Fidelity's or MAF's loan portfolio, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of Fidelity's or MAF's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in Fidelity's and MAF's market areas, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines.
           These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


Item 7(c).  Exhibits.

            Exhibit 2.1
            Agreement and Plan of Reorganization dated December 16, 2002 between Fidelity Bancorp, Inc. and MAF Bancorp, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K of MAF Bancorp, Inc. dated December 17, 2002)

            Exhibit 4.1
            Amendment No. 1 to Rights Agreement dated as of December 16, 2002 between Fidelity Bancorp, Inc. and Computershare Investor Services LLC


            Exhibit 99.1
            Press Release dated December 17, 2002
















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                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Fidelity Bancorp, Inc.



Dated:      December 17, 2002            /s/  RAYMOND S. STOLARCZYK
                                         -----------------------------
                                         Raymond S. Stolarczyk
                                         Chairman and Chief Executive Officer










































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                            INDEX TO EXHIBITS

Exhibits

Exhibit 2.1 Agreement and Plan of Reorganization dated December 16, 2002 between Fidelity Bancorp, Inc. and MAF Bancorp, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K of MAF Bancorp, Inc. dated December 17, 2002)

Exhibit 4.1 Amendment No. 1 to Rights Agreement dated as of December 16, 2002 between Fidelity Bancorp, Inc. and Computershare Investor Services LLC

Exhibit 99.1  Press Release dated December 17, 2002